Exhibit 99.1

MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Joseph Jennings (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES
FIRST QUARTER RESULTS

ST.  PAUL, April 15, 2005 – MEDTOX Scientific, Inc. (AMEX-TOX) announced today results for the first quarter ended March 31, 2005. For the three-month period, revenues increased to $14,689,000, compared to $13,583,000 from the prior-year period. The Company recorded net income of $421,000, or $0.05 per diluted share compared to net income of $414,000, or $0.05 per diluted share, for the comparable period last year.

Overall, expenses for the quarter were in line with expectations. Total operating expenses were 33.7% of revenues for the quarter compared to 34.4% for the comparable period last year. Research and development expenses increased 46% to $598,000 for the quarter from $409,000 in the comparable period last year. The Diagnostic segment incurred $165,000, or 87%, of the increase.

Since December 31, 2004, the Diagnostic segment has made the following progress on significant development projects:

o

Completed enhancements to PROFILE®-II, PROFILE®-II A, and PROFILE-II ER® products that shorten run times, darken line intensity improving readability, and extending the positive result hold time. Product conversion and shipping began in mid-March, and the products have been well received by existing customers and prospects.

o

Filed 510(k) application with the FDA for Sure-Screen®, which is a point-of-collection test intended to provide significantly lower detection levels for eight commonly abused drugs. This device will initially be targeted at the probation, parole and rehabilitation markets, where the Company has lost market share with its VERDICT®-II devices.

MEDTOX Scientific, Inc. April 15, 2005 Page 2

o

Made substantial progress on development of an electronic reader (MEDTOXScan™) to be utilized with the Company’s devices in the hospital laboratory and emergency room market. Delivery of alpha units is expected in the second quarter.

Sample volume, product sales volume and revenues in the quarter were negatively impacted by weak January performance. As the quarter progressed, volumes and revenues improved ending with a strong March, producing a record revenues month for the Company.

The Laboratory Services segment experienced a 13% increase in sample volume from workplace Drugs-of-Abuse (DAU) over the prior-year period. Since the beginning of the year, the Laboratory Services segment has made significant progress on the development of its eChain® system for enhanced electronic results reporting and sample and donor tracking. The beta version of the software has been delivered and is being tested. In the first quarter, as previously disclosed, the Company entered into contracts for collection and testing services with two of the largest national third party administrators. We believe that recent product and service development efforts have contributed to obtaining these and other new client relationships.

The Diagnostic segment, while generating lower than anticipated sales for the quarter, continued to show increases in the sales of PROFILE®-II A and PROFILE-II ER®. VERDICT®-II sales in the government market, although down slightly from the prior-year, showed improvement from the prior two quarters.

The Company enters the second quarter with momentum based on new client relationships and product and service development initiatives.

MEDTOX will hold a teleconference to discuss first quarter 2005 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing 800-387-5648 a few minutes prior to the scheduled start time on April 15 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through April 22 at 800-642-1687 conference ID #4980628. International callers may access the replay at 706-645-9291 with the same conference ID #4980628.

MEDTOX Scientific, Inc.
April 15, 2005

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company’s 2004 Annual Report on Form 10-K.

MEDTOX Scientific, Inc. April 15, 2005 Page 4

MEDTOX SCIENTIFIC, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (Unaudited)

	Three Months Ended
	March 31, 2005	March 31, 2004
REVENUES:
Laboratory services	$11,148	$10,218
Product sales	3,541	3,365

	14,689	13,583

COST OF REVENUES:
Cost of services	7,225	6,530
Cost of sales	1,506	1,312

	8,731	7,842

GROSS PROFIT	5,958	5,741

OPERATING EXPENSES:
Selling, general and administrative	4,348	4,267
Research and development	598	409

	4,946	4,676

INCOME FROM OPERATIONS	1,012	1,065

OTHER INCOME (EXPENSE):
Interest expense	(211)	(266)
Other expense, net	(122)	(132)

	(333)	(398)

INCOME BEFORE INCOME TAX EXPENSE	679	667

INCOME TAX EXPENSE	(258)	(253)

NET INCOME	$421	$414

BASIC EARNINGS PER COMMON SHARE (1)	$0.06	$0.06

DILUTED EARNINGS PER COMMON SHARE (1)	$0.05	$0.05

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic (1)	7,540,484	7,465,844
Diluted (1)	8,203,204	7,723,538

(1) Share and per share amounts for the three months ended March 31, 2004 have been restated for the three-for-two stock split paid on August 20, 2004.
MEDTOX Scientific, Inc. April 15, 2005 Page 5

MEDTOX SCIENTIFIC, INC. CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$606	$263
Accounts receivable	9,764	8,287
Inventories	3,317	3,624
Other current assets	2,784	2,824

Total current assets	16,471	14,998

Building, equipment and improvements, net	16,399	16,348

Other assets	24,174	24,614

Total assets	$57,044	$55,960

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$12,684	$12,081

Long-term obligations	6,045	6,090

Stockholders' equity	38,315	37,789

Total liabilities and stockholders' equity	$57,044	$55,960